Exhibit 10.4

[FHLBank Logo]

Department: Corporate Secretary	Name of Policy: 2014 Directors’ Compensation Policy	Department Policy Number: 1
Effective Date: January 1, 2014	Supersedes Revisions: January 1, 2013	Authority to Approve and Amend: Board of Directors
Next Review Date: December 13, 2014	Department Policy Owner: Corporate Secretary

This policy is designed to set forth expectations for attendance by members of the board of directors of the Federal Home Loan Bank of Atlanta (Bank) at meetings of the board (including eight scheduled board meetings in 2014) and board committees and to ensure that each director is reasonably compensated for the time required of him or her in the performance of official Bank business.

A.    Director Compensation

1.	Effective January 1, 2014, the following annual compensation limits shall apply:

a)	Chairman of the Board	$85,000
b)	Vice Chairman of the Board	80,000
c)	Chairman of the Audit Committee	80,000
d)	Other Chairmen of Committees (excluding Audit and Executive)	75,000
e)	All Other Directors	65,000

2.
Each director shall have the opportunity to be paid an amount equal to approximately one-seventh of such director’s annual limit for actual attendance at each scheduled in-person board meeting and board committee meetings, as further described in Section B. The seventh payment opportunity shall be subject to adjustment as further described in Section C.

3.
In determining the above director compensation levels, the board considered a comparative compensation study prepared by a third party with expertise in compensation matters and the compensation paid to directors of other Federal Home Loan Banks in 2013. After evaluating the foregoing data and considering the increased time that directors are expected to devote to Bank business and the need to ensure the Bank’s future ability to attract qualified directors, the board determined that the compensation levels should be: $95,000 for the Chairman of the board; $90,000 for the

Vice Chairman of the board and the Audit Committee Chairman; $85,000 for the Chairmen of other committees (excluding the Audit Committee and the Executive Committee); and $75,000 for all other directors. The board also determined that such an increase should be accomplished incrementally over a two-year period, beginning in 2014. The compensation levels reflect the board’s assessment of appropriate and comparable pay that will allow the Bank to recruit and retain highly qualified directors and compensate them for the time required in performing their duties.

B.    Attendance

1.
Each director is strongly encouraged to attend all meetings of the board and board committees on which the director serves, and is expected to attend no less than 75 percent of all such meetings each year.

2.
The Bank will pay a fee only for a director’s actual attendance at no less than 75 percent of the board meetings (including scheduled board meetings, new director orientation, joint meetings of the Affordable Housing Advisory Council and board or committee, board strategy sessions, and board teleconferences) and meetings of each committee of the board (including any ad hoc committee established by the board for a specific purpose) on which the director serves during each interim period, as identified below. In the event two or more committees on which a director serves are scheduled to meet concurrently, only one committee meeting will be required for the purpose of calculating the director’s attendance. As ex officio members of all committees, the Chairman and Vice Chairman of the board are encouraged, but not required, to attend committee teleconferences and unscheduled committee meetings (meetings added after the 2014 board and committee meeting schedule is approved by the board).

3.
The first interim period shall begin on December 15, 2013 and end on the last day of the first scheduled in-person board meeting for 2014. Each successive interim period shall begin on the calendar day immediately following a scheduled board meeting through and including the day of the next scheduled board meeting, with the seventh interim period ending on December 13, 2014 after the seventh scheduled in-person board meeting, as follows:

Interim Period	Start Date	End Date

First	December 15, 2013	January 30, 2014
Second	January 31, 2014	March 27, 2014
Third	March 28, 2014	May 29, 2014
Fourth	May 30, 2014	July 31, 2014
Fifth	August 1, 2014	September 30, 2014
Sixth	October 1, 2014	October 30, 2014
Seventh	October 31, 2014	December 13, 2014

The foregoing start and end dates will be adjusted to correspond to any changes in the board meeting schedule.

4.
Participation by telephone for in-person meetings is discouraged unless necessary to attain a quorum. The Bank will not pay a separate fee for a director’s attendance at meetings other than those described above.

5.	The Bank will not advance the payment of fees to any director.

C.    Performance

1.
Compensation paid to directors must reflect the time required of them in the performance of official Bank business. The time required will be measured principally by attendance and participation at board and board committee meetings, as described above, and secondarily by performance of other duties. These other duties include time spent: (a) preparing for board meetings; (b) chairing meetings as appropriate; (c) reviewing materials sent to directors on a periodic basis; (d) attending other related events such as management conferences, FHLBank System meetings, and director training; and (e) fulfilling the responsibilities of directors.

2.
Before the seventh payment is made, the Governance and Compensation Committee (GCC) shall review the cumulative attendance and performance of each director during 2014 and, in consultation with the Chairman, recommend to the board a reduction, elimination or increase in the final payment opportunity. No increase shall exceed the applicable compensation limit. In the event a director serves on the board for only a portion of a calendar year, the final payment for such director shall be subject to the same cumulative attendance and performance review through the director’s final date of service.

D. Expenses

1.
In accordance with the Bank’s normal reimbursement policy, the Bank will reimburse a director’s travel expenses incurred in connection with attendance at any board or board committee meeting, the Council of FHLBanks’ directors conference, PricewaterhouseCoopers’ audit committee conference, any seminar or event specifically identified in the director education plan, and provided the director is the Bank’s designated representative, meetings of the FHLBank Chairs/Vice Chairs and Council of FHLBanks’ board of representatives. Please consult the Bank’s Travel and Entertainment Policy for a more detailed explanation regarding expense reimbursement.

2.
The Bank will reimburse a director’s registration fees and travel expenses incurred in connection with any other meeting, hearing, ceremony, continuing education seminar, or other event only if the Chairman determines that the meeting is relevant to the Bank’s business activities or the director’s duties as a board member and the director attends the meeting at the request of, or with the approval of, the Chairman. The Vice Chairman shall approve all such fees and expenses for the Chairman. These amounts will be reimbursable to the extent provided for such purpose in the Bank’s annual budget and in accordance with the Bank’s Travel and Entertainment Policy. The Bank will not pay a fee for a director’s participation in these types of activities, and in accordance with 12 CFR Part 1261, the Bank will not reimburse directors for entertainment expenses at these events.

3.
The Bank will pay the transportation and other ordinary travel expenses of one guest of a director to attend a board meeting only as specified in advance by the Bank. It will be the director’s responsibility to pay the transportation and other travel expenses of a guest that accompanies such director to any other board meeting.

4.
A board member may invite a guest to Bank-sponsored board dinners or receptions held in connection with board meetings at the expense of the Bank, so long as such guest otherwise pays his or her own transportation and travel expenses.

5.	The Bank will pay for activities of directors and their guests at board meetings only as specified in advance by the Bank.